EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as August 4, 2021 between Albertsons Companies, Inc., a Delaware corporation (the “Company”), and Sharon McCollam (the “Executive,” and together with the Company, the “Parties”).
WHEREAS, the Executive is joining the Company as an employee; and
WHEREAS, the Parties desire to set forth the terms and conditions of the Executive’s employment with the Company under this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the Parties agree to the following:
1.Employment and Acceptance. The Company shall offer to employ the Executive, and the Executive shall accept employment with the Company, subject to the terms of this Agreement, commencing on September 7, 2021 (the date the Executive commences, employment, the “Start Date”).
2.Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall commence on the Start Date and continue until the third anniversary of the Start Date (the “Initial Term”); provided that, the term automatically will be extended for successive one-year periods unless either party gives written notice of non-renewal no later than one-hundred twenty (120) days prior to the expiration of the then-remaining Term. As used in this Agreement, the “Term” shall refer to the period beginning on the Start Date and ending on the date the Executive’s employment hereunder terminates in accordance with this Section 2 or Section 5. In the event that the Executive’s employment with the Company terminates (such date, the “Termination Date”), the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.
3.Duties and Title.
3.1Title. The Executive shall be employed to render exclusive and full-time services to the Company and its subsidiaries and affiliates. The Executive shall serve in the capacity of President and Chief Financial Officer.
3.2Duties. The Executive shall have such authority and responsibilities and shall perform such executive duties customarily performed by executives with similar titles at companies in similar lines of business as the Company, its subsidiaries and its affiliates or as may be assigned to the Executive by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote all of the Executive’s full working-time and best efforts to the performance of such duties and to the promotion of the business and interests of the Company, its subsidiaries and its affiliates. Notwithstanding the foregoing, during the Term, subject to disclosure to the Board of Directors of the Company (the “Board”) or the CEO, the Executive

may (a) continue to serve on those boards of directors upon which the Executive serves as of the date of the Agreement as listed on Exhibit A, and (b) serve on other corporate, industry, civic or charitable boards and committees, provided that (x) as of December 31, 2021, the Executive may only serve on a total of two public company boards at one time under clauses (a) and (b) of this section; (y) such activities are approved in advance by the CEO in writing and do not materially interfere with and are not inconsistent with the Executive’s performance of the Executive’s duties under this Agreement and (z) any such entity does not engage in the “Business” (as defined below).
4.Compensation and Benefits by the Company.
4.1Base Salary. During the Term, the Company shall pay to the Executive an annual base salary of $1,000,000 payable in accordance with the customary payroll practices of the Company (“Base Salary”), which shall be pro-rated for the 2021 fiscal year based on the Start Date. The Executive shall be entitled to such increases, if any, in Base Salary as may be determined from time to time by the Board or the compensation committee of the Board (the “Compensation Committee”).
4.2Bonuses. During the Term, the Executive shall be eligible to receive a bonus or bonuses (collectively, the “Bonus”) for each fiscal year of the Company subject to a plan (or plans) established by the Company (the “Bonus Plan”) in an amount determined by the Board (or the Compensation Committee) based upon achievement of performance measures derived from the business plan presented by management and approved by the Board (or the Compensation Committee). The target amount of the Executive’s Bonus for each fiscal year shall be one hundred twenty-five percent (125%) of the Base Salary (the “Target Bonus”). For the 2021 fiscal year, fifty percent (50%) of the Target Bonus will be payable quarterly based on achievement of quarterly financial objectives on the first regularly scheduled payroll date that is at least thirty (30) days after the end of each fiscal quarter, and the remaining 50% will be payable annually after fiscal year end, based on annual business results, both as determined by the Compensation Committee for similarly-situated executives. The Executive’s Target Bonus for the 2021 fiscal year will be pro-rated for the number of days between the Start Date and the end of the Company’s 2021 fiscal year. If such performance measures are only partially achieved or not achieved, the Executive shall only be entitled to such Bonus, if any, as provided under the applicable Bonus Plan or as otherwise determined in the sole discretion of the Board (or the Compensation Committee).
4.3Sign-On Retention Award. On the Start Date (or as soon thereafter as reasonably practicable), the Executive shall receive a sign-on retention award with a total value of $6,000,000 in total (the “Sign-On Retention Award”). The Sign-On Retention Award will consist of the following: (i) a $2,000,000 cash payment on the Start Date; (ii) $2,000,000 in fair market value of time-based restricted stock units under the Company’s Omnibus Incentive Plan pursuant to an award agreement in the form attached hereto as Attachment A (“the Time-Based Unit Award Agreement”); and (iii) $2,000,000 in fair market value of performance-based restricted stock units under the Company’s Omnibus Incentive Plan pursuant to an award agreement in the form attached hereto as Attachment B (the “Performance-Based Unit Award

Agreement” and together with the Time-Based Unit Award Agreement, the “Equity Documents”). The Executive agrees to repay to the Company a pro-rated amount of the $2,000,000 cash payment paid to the Executive on the Start Date if Executive resigns her employment for any reason other than Good Reason, as defined below, or is terminated for Cause, as defined below, before completing twenty-four months of employment with the Company from the Start Date (i.e., any such repayment shall be pro-rated for the number of days between the Termination Date and the twenty-four month anniversary of the Start Date).
4.4Future Equity Grants. During the Executive’s employment with the Company during the Term, the Executive shall be eligible to receive grants of equity-based incentive awards commensurate with the Executive’s position and in such forms, at such times and subject to such terms and conditions, as equity-based incentive awards made to other senior executives of the Company. Commencing in fiscal year 2021, the Executive will be eligible to receive an annual equity award grant with a fair market value of not less than $4,000,000. Except as otherwise agreed between the Company and the Executive or as determined by the Company’s Board or Compensation Committee in its sole discretion to reflect compensation program changes on a basis generally applicable to senior executives of the Company (provided that any changes to the vesting schedule and treatment of the awards granted during the Initial Term upon termination of service will be no less favorable than the vesting schedule set forth in the Notice of Grant in Attachments A and B and termination of service provisions set forth in (a) Section 5 of Exhibit A of Attachment A with respect to time-based equity awards and (b) Section 4 of the Appendix of Attachment B with respect to performance-based equity awards), such annual awards shall be granted as follows: (i) fifty percent (50%) in the form of time-based restricted stock units under the Company’s Omnibus Incentive Plan pursuant to an award agreement in the form attached hereto as Attachment A that shall vest in three equal installments on the one-year, two-year, and three-year anniversaries of the applicable grant dates; and (ii) fifty percent (50%) in the form of performance- based restricted stock units under the Company’s Omnibus Incentive Plan pursuant to an award agreement in the form attached hereto as Attachment B that shall vest on the three-year anniversary of the applicable grant dates, subject to performance metrics consistent with the CEO and other senior executives of the Company.
4.5Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company or its affiliates, which may be available to other senior executives of the Company, on the same terms as such other executives. The Company or its affiliates may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other similarly-situated employees of the Company and its affiliates.
4.6Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all of the Executive’s appropriate business expenses incurred in connection with the Executive’s duties under this Agreement in accordance with the policies of the Company as in effect from time to time, as well as reimbursement for the costs incurred by the Executive in connection with the preparation of the Executive’s applicable tax returns and/or

Executive’s physical examination, up to a maximum of $8,000 for fiscal year 2021 (the “Allowance”), provided the Allowance is subject to increase or decrease in the discretion of the Compensation Committee from time to time.
5.Termination of Employment.
5.1By the Company for Cause or by the Executive Without Good Reason or by the Executive’s Non-Renewal. If: (i) the Company terminates the Executive’s employment with the Company for “Cause” (as defined below); (ii) the Executive voluntarily terminates the Executive’s employment without “Good Reason” (as defined below); or (iii) the Executive’s employment terminates due to the Executive giving the Company written notice of her election not to renew the Term pursuant to Section 2 of this Agreement, the Executive shall be entitled to receive the following:
(a)payment for accrued but unused vacation days, payable in accordance with Company policy;
(b)the Executive’s accrued but unpaid Base Salary and vested benefits, if any, through the Termination Date;
(c)the earned but unpaid portion of any Bonus earned in respect of any completed performance period prior to the Termination Date; and
(d)expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Executive through the Termination Date (Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d), collectively, the “Accrued Benefits”).
For the purposes of this Agreement, “Cause” means, as determined by the Board (or its designee), with respect to conduct during the Executive’s employment with the Company, whether or not committed during the Term, (i) conviction of a felony by the Executive; (ii) acts of intentional dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or its affiliates; (iii) the Executive’s material breach of the Executive’s obligations under this Agreement; (iv) conduct by the Executive in connection with the Executive’s duties hereunder that is fraudulent, unlawful or grossly negligent; (v) engaging in personal conduct by the Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company, its subsidiaries or its affiliates; (vi) contravention of specific lawful direction from the Board or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment. The Executive shall have fifteen (15) business days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).
For the purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred) without the Executive’s consent (i) a material diminution in the Executive’s title, duties, reporting lines, or responsibilities as set forth in Section 3 hereof; (ii) a reduction in the Executive’s Base Salary or Target Bonus, provided that, the Company may at any time prior to a Change in Control (as defined in the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan) reduce the Executive’s Base Salary or Target Bonus if such reduction is consistent with an “across the board” reduction for all senior executives of the Company and is undertaken by the Compensation Committee or the Board, provided, further that the amount of severance pay shall be determined by the Base Salary and Target Bonus of the Executive before giving effect to any such reduction; (iii) relocation of the Executive’s principal location of work to any location that is in excess of fifty (50) miles from the Executive’s principal location of work as of the Start Date; or (iv) any other material breach of a material provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii) or (iii) above.
The Executive may not terminate employment for Good Reason unless and until the Executive provides the Company with at least thirty (30) days prior written notice of her intent to terminate for Good Reason, in which the Executive cites the applicable provision of this Agreement, and the Company fails to take reasonable action to remedy the alleged cause for Good Reason within such thirty (30) day notice period, and the Executive terminates employment within three (3) months following the initial existence of such condition.
5.2Due to Death or Disability. If either: (x) the Executive’s employment terminates due to the Executive’s death; or (y) the Company terminates the Executive’s employment with the Company due to the Executive’s “Disability” (as defined below), the Executive or the Executive’s beneficiaries (in the case of the Executive’s death), shall be entitled to receive the Accrued Benefits, and, subject to Section 5.5:
(a)a Bonus that would otherwise have been earned, based on actual performance metrics for the fiscal year of the Company in which the Termination Date occurs, with such Bonus to be paid at the same time it would otherwise be paid but the amount thereof pro-rated based on the number of days of service during the applicable fiscal year through the Termination Date;
(b)a lump sum payment in an amount equal twenty-five percent (25%) of the Executive’s then Base Salary; and
(c)subject to Section 5.8, reimbursement on a monthly basis of the cost of continuation coverage of group health coverage (including family coverage) for eighteen (18) months; provided that the Executive elects continuation coverage under a policy, plan, program or arrangement of the Company or its affiliate pursuant to COBRA (the “COBRA Benefits”).
For the purposes of this Agreement, “Disability” means, as a result of a physical or mental injury or illness, the Executive has been unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any one (1) year period.

The Company shall have no obligation to provide the benefits set forth above (other than the Accrued Benefits) in the event that the Executive materially breaches the provisions of Section 6.
5.3By the Company Without Cause or By the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive voluntarily terminates the Executive’s employment for Good Reason, the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 5.5:
(a)a Bonus that would otherwise have been earned, based on actual performance metrics for the fiscal year of the Company in which the Termination Date occurs, with such Bonus to be paid at the same time it would otherwise be paid but the amount thereof pro-rated based on the number of days of service during the applicable fiscal year through the Termination Date;
(b)a lump sum payment in an amount equal to two hundred percent (200%) of the sum of (i) the Base Salary plus (ii) the Target Bonus, each based on the then Base Salary (except as provided in the definition of Good Reason); and
(c)subject to Section 5.8, COBRA Benefits.
5.4Non-Renewal by the Company. If the Executive’s employment terminates due to the Company giving the Executive written notice of its election not to renew the Term pursuant to Section 2 of this Agreement, the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 5.5:
(a) a lump sum payment in an amount equal to two hundred percent (200%) of the sum of (i) the Base Salary plus (ii) the Target Bonus, each based on the then Base Salary (except as provided in the definition of Good Reason); and
(b) subject to Section 5.8, COBRA Benefits.
5.5Continued Compliance and Release. The Company shall have no obligation to provide the payments and benefits provided in Section 5.2, Section 5.3 and Section 5.4 (other than the Accrued Benefits) (the “Severance Benefits”) in the event (a) the Executive breaches the provisions of Section 6 of this Agreement and (b) unless the Executive signs, and does not revoke, a valid release agreement substantially in the form attached hereto as Attachment C, subject to any modifications required for conformity with applicable law (the “Release”), not later than sixty (60) days following the Termination Date. If the Severance Benefits are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Severance Benefits shall begin (or be paid, as applicable) on the first pay period following the date that is sixty (60) days after the Termination Date. If the Severance Benefits are not otherwise subject to Section 409A of the Code, they shall begin (or be paid, as applicable) on the first pay period after the Release becomes effective. In the event of the Executive’s termination of employment due to the Executive’s death of Disability, the Executive’s obligations herein to sign and not revoke the Release may be satisfied on the

Executive’s behalf by the Executive’s estate or a person having legal power of attorney over the Executive’s affairs.
5.6No Mitigation. The obligations of the Company to the Executive which arise upon the termination of the Executive’s employment pursuant to this Section 5 shall not be subject to mitigation or offset.
5.7Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary or affiliate of the Company or any other board to which the Executive has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
5.8COBRA Benefits. The eighteen (18) month period of the COBRA Benefits shall include, and run concurrently with, the maximum continuation coverage period pursuant to COBRA. If, and to the extent that, the COBRA Benefits cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company itself shall pay or provide for the payment to the Executive, the Executive’s dependents, eligible family members and beneficiaries, of such benefits. In addition, in the case of any COBRA Benefits which are subject to tax, the Company shall pay an additional amount such that after payment by the Executive, or the Executive’s dependents, eligible family members or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Notwithstanding the foregoing, COBRA Benefits shall cease when the Executive is covered under another group health plan.
6.Restrictions and Obligations of the Executive.
6.1Confidentiality.
(a)During the course of the Executive’s employment by the Company and its affiliates (prior to, during, and if applicable, after, the Term), the Executive has had and shall have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company, its subsidiaries or its affiliates, or at any time thereafter disclose any Confidential Information, directly or indirectly, to any person or entity, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.
(b)All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, its subsidiaries and its affiliates, and the Executive shall not remove any such items from the premises of the Company, its subsidiaries and its affiliates, except in furtherance of the Executive’s duties under any employment agreement.
(c)It is understood that while employed by the Company, its subsidiaries or its affiliates, the Executive shall promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive shall assist the Company, its subsidiaries and its affiliates during the period of the Executive’s employment by the Company, its subsidiaries and its affiliates and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
(d)As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company, its subsidiaries and its affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within the Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive shall provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
(e)The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(f)This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.2Non-Solicitation or Hire. During the Term and for the “Restricted Period” (as defined below) following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any supplier, vendor or service provider to the Company, its subsidiaries or its affiliates to terminate, reduce or alter negatively its relationship with the Company, its subsidiaries or its affiliates or in any manner interfere with any agreement or contract between the Company, its subsidiaries or its affiliates and such supplier, vendor or service provider; or (b) any employee of the Company, its subsidiaries or its affiliates or any person who was an employee of the Company, its subsidiaries or its affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business.
For the purposes of this Agreement, “Restricted Period” means a period of twenty-four (24) months following the Termination Date.
6.3Non-Competition. During the Term and for the Restricted Period following the termination of the Executive’s employment (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, its subsidiaries or its affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, its subsidiaries or its affiliates on the Termination Date or within twelve (12) months of the Executive’s termination of employment in the geographic locations where the Company, its subsidiaries or its affiliates engage or, to the Executive’s knowledge, propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
6.4Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by the Executive or coming into the Executive’s possession during the Executive’s employment by the Company, its subsidiaries or its affiliates are the sole property of the Company, its subsidiaries and its affiliates (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, its subsidiaries or its affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, its subsidiaries or its affiliates, except in furtherance of the Executive’s duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in the Executive’s possession or control.
6.5Nondisparagement.
(a)The Executive agrees that the Executive shall not at any time (whether during or after the Term) publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. The Executive’s good faith assessment of the performance of officers and employees of the Company during the course of the performance of her duties shall not be deemed Disparaging, nor shall normal business comments made by the Executive in good faith that are not based on the Executive’s experience working for the Company following the Term be deemed Disparaging. In addition, no statements that are truthful testimony provided by the Executive made under oath, or that are truthful, good faith statements by Executive that are made in rebuttal of false or misleading statements by others, shall be deemed Disparaging.
(b)The Company will instruct its Board and the Company’s senior management and their affiliates not to publish or communicate at any time to outside parties any Disparaging (as defined above) remarks, comments or statements concerning the Executive. No statements that are truthful testimony provided by any such individuals made under oath, or that are truthful, good faith statements made by such individuals that are made in rebuttal of false or misleading statements by others, shall be deemed Disparaging.
7.Remedies; Specific Performance. The Company and the Executive acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 shall result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining the Executive from violating, or directing the Executive to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against the Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any Severance Benefits if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive shall immediately return to the Protected Parties any such Severance Benefits previously received, upon such a breach, and, in the event of such breach, the Protected Parties shall have no obligation to pay any of the amounts that remain payable by the Company under Sections 5.2, 5.3 or 5.4.
8.Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by the Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which the Executive may become subject or liable or which may be incurred by or assessed against the Executive, relating to or arising out of the Executive’s employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold the Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that the Executive’s liability with respect to such Indemnified Claim resulted from the Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which the Executive may have or be entitled to at common law or otherwise.

9.Other Provisions.
9.1Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
(a)If the Company, to:
Albertsons Companies, Inc.
250 Parkcenter Blvd.
Boise, ID 83706
Attention: Executive Vice President and Chief Human Resources Officer
Telephone: (208) 395-6200
With a copy to: General Counsel
(b)If the Executive, to the Executive’s home address reflected in the Company’s records.
9.2Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
9.3Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company by an independent accounting firm engaged by the Company for this purpose. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9.3 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 9.3, cash Severance Benefits payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non-cash benefits shall be reduced, as determined by the Company.
9.4Representations and Warranties by the Executive. The Executive represents and warrants that the Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform the Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.
9.5Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.6Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9.6. Notwithstanding anything contained herein to the contrary, to the extent that any Severance Benefits constitute “nonqualified deferred compensation” subject to Section 409A of the Code, all such Severance Benefits shall be paid or provided only upon the Executive’s “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if as of the Executive’s Termination Date, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s Termination Date (or the earliest date permitted under Section 409A of the Code), whereupon the Company shall pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments shall resume in accordance with this Agreement.
Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
9.7Governing Law, Dispute Resolution and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Idaho applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.
9.8Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other Party; provided that the Company may assign this Agreement to any successor that continues the business of the Company.
9.9Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
9.10Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
9.11Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

9.12Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
9.13Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Sharon McCollam
Sharon McCollam

ALBERTSONS COMPANIES, INC.

By: /s/ Vivek Sankaran
Name: Vivek Sankaran
Title: Chief Executive Officer